UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2026
RideNow Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

2677 E Willis Road, Chandler, Arizona		85286
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (480) 755-5200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RDNW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01. Change in Registrant’s Certifying Accountant

On June 5, 2026, the Audit Committee (the "Committee") of the Board of Directors of RideNow Group, Inc. (the "Company") approved the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026, effective immediately.

On June 5, 2026, the Committee dismissed BDO USA, P.C. ("BDO") as the Company's independent registered public accounting firm, effective immediately. The reports of BDO on the Company's financial statements for each of the two fiscal years ended December 31, 2024 and 2025 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2024 and 2025 and in the subsequent interim period through June 5, 2026, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the matter in its report on the financial statements for such years.

In the fiscal years ended December 31, 2024 and 2025 and in the subsequent interim period through June 5, 2026, there were no "reportable events" (as described in Item 304(a)(1)(v) of Regulation S-K), except as described below.

As reported in Part II, Item 9A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the "2024 10-K"), the Company reported a material weakness in its internal control over financial reporting. As disclosed in the 2024 10-K, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2024 due to a material weakness in the areas of user access and segregation of duties related to certain information technology systems that support the Company's financial reporting processes including revenue, inventory, purchasing and related expenditures, resulting in ineffective journal entry and other manual controls. BDO's report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2024, which was included in the 2024 10-K, contained an adverse opinion thereon.

As reported in Part II, Item 9A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "2025 10-K"), the Company reported material weaknesses in its internal control over financial reporting. As disclosed in the 2025 10-K, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2025 due to the following material weaknesses: (i) as a result of turnover in key management within the accounting and finance departments during the year, combined with decentralized, manual processes, the Company identified deficiencies associated with the design, implementation and operating effectiveness of certain process level and management review controls related to the financial close process, including journal entries, account reconciliation, recording of revenue and accounts receivable, inventory and cost of sales, and review and assessment of accounting for infrequent, unusual transactions; and (ii) the Company was unable to complete its remediation of the material weakness identified as of December 31, 2024 relating to user access and segregation of duties due to remaining segregation of duties and authorization deficiencies related to certain process-level controls primarily within the procure-to-pay process. The Company was a non-accelerated filer as of December 31, 2025, and accordingly, BDO was not engaged to perform an audit of the Company's internal control over financial reporting for the fiscal year ended December 31, 2025.

The Committee has discussed the material weaknesses in the Company's internal control over financial reporting with BDO, and has authorized BDO to respond fully to the inquiries of Deloitte concerning such material weaknesses.

The Company provided BDO with a copy of the disclosures contained in this Form 8-K and requested that BDO furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether BDO agrees with the statements contained herein. A copy of BDO's letter, dated June 11, 2026, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

During the fiscal years ended December 31, 2024 and 2025 and the subsequent interim period through June 5, 2026, neither the Company nor anyone on its behalf consulted with Deloitte with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as described in Item 304(a)(1)(v) of Regulation S-K).
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit	Description
16.1	Letter from BDO USA, P.C. dated June 11, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RideNow Group, Inc.

Date: June 11, 2026	By:	/s/ Joshua J. Barsetti
Joshua J. Barsetti
Executive Vice President and Chief Financial Officer